Exhibit 99.3

NEWS

For Release     Immediate


Contacts (News Media) Tony Zehnder, Corporate Communications 317.817.4418 (Investors) Scott Galovic, Investor Relations 317.817.3228



             Conseco Declines Partnership's Request for Board Seats;
                    Review of Strategic Alternatives Underway

Carmel, Ind., March 17, 2008: Conseco Inc. (NYSE: CNO) today announced that it is declining a request from Steel Partners II, L.P. to nominate two of its representatives to Conseco's board of directors. Conseco also announced that it has been reviewing strategic alternatives and has engaged the investment banking firm of Morgan Stanley as its strategic advisor.

Conseco CEO Jim Prieur said, "We share with Steel Partners, as well as our other shareholders, a common interest in taking actions that will increase the value of the company for shareholders. In that regard, we have been working with a major investment bank for several months regarding strategic alternatives and plans to maximize shareholder value for Conseco. We believe, and hope Steel Partners would concur, that we already are exploring courses of action suggested by them."

Steel Partners President Jack L. Howard asked Conseco on March 14 to nominate himself and Chief Executive Warren G. Lichtenstein to the board of directors. Steel Partners said their intention was to work with the company to engage an investment bank to assist Conseco in exploring alternatives to maximize shareholder value.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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